Mike Bennett's annual meeting speech                                Exhibit 99.1
May 6, 2003


Good morning! Welcome, and thank you for being here today.

For the next few minutes, I'll give you a brief overview of Terra's results and activities in 2002 and tell you about our plans and expectations for the future.

2002 brought improved market conditions, but also presented us with a few challenges. Lower natural gas costs and higher sales volumes allowed us to improve our 2002 operating cash flows by $24 million over 2001. While we're pleased with the improvement, our 2002 financial results were far from satisfactory.

I believe, however, we're on the right track. In 2002, we accomplished many of the goals we'd set for ourselves, and succeeded in better positioning Terra to return to profitability as market conditions improve.

A major 2002 goal was to improve production rates and sales volumes--we can't maximize our profitability if we don't operate our plants near capacity and sell the resulting eight million annual tons of product. In 2002 we increased both our nitrogen and methanol production rates by 12 percent over 2001. We not only sold all the product we made but reduced inventories as well.

Another 2002 goal, which has been a long-time Terra objective, was to become more efficient. There are many factors affecting our profitability that are difficult to influence, such as natural gas prices. But efficiency is a factor that we can control, and we made real progress in 2002. Our manufacturing fixed and operating expenses were less than expected, as was our natural gas usage per ton of product. I think it's also worth noting that we decreased our selling, general and administrative expense per ton of product sold by 80 cents in 2002. Terra's S,G&A expense per ton sold has decreased by more than $3 or 40% in the past five years.

In 2002 we continued to employ a disciplined natural gas forward pricing strategy. This reduced our overall costs by $16.7 million.


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We also continued to focus on safe and environmentally responsible operations.
In 2002, we achieved a recordable injury incident rate of 1.9, compared to the industry standard of 3.2.

My goals for Terra in the coming year are simple, straightforward and extremely challenging.

The first and most important goal is returning Terra to profitability. It is critical that we restore shareholder confidence in Terra as an investment. We must reduce our long-term debt and then seize opportunities that will enhance shareholder value for the long-term. Income generation is essential to accomplishing these objectives. While the North American natural gas price spike hurt our first quarter results, global nitrogen products and methanol supply/demand conditions indicate that the current quarter could be our first profitable quarter in the past 12 to 18 months.

2003 demand for our products is expected to be stable. Agricultural markets hold promise, as planted acres of principal crops remain strong and projected to be so for the foreseeable future. Commodity grain prices--while far from robust--have improved over the past year, curbing grower sensitivity to higher nitrogen prices.

Industrial demand for nitrogen has rebounded a bit.

In January 2002 we took a number of steps to focus our efforts in the NOx reduction market. Since that time we have successfully negotiated supply and service contracts with several utilities. The products we sell to this market include ammonia, urea granules and urea liquor. In 2002 we established a sales target for this market of 25,000 tons ammonia basis. We now have contracts representing annual sales of approximately 55,000 tons.


We've also identified several NOx reduction market segments, which will increase North American ammonia demand by about three million tons per year over the next 15 years. We're developing programs to meet each of these segment's needs, and have differentiated ourselves from our



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competition by offering customers a range of product and service options. We estimate our current share in this market to be about 15% and are committed to substantially growing our share over the next several years.

The volatility in North American natural gas markets over the past three years has set the stage for continued capacity rationalization in our industry. 18% of U.S. ammonia capacity and 32% of U.S. methanol capacity have been permanently shuttered in this time frame.

In the past year, one major competitor has recently entered bankruptcy and is exiting the business. This is a clear illustration of a difficult margin environment that has forced domestic industry to align production with demand. As a result, inventories are more in balance with demand and prices having improved to reflect this tighter balance.

Looking forward, global capacity expansion looks to be modest for the next three years and we expect overall demand for nitrogen to continue to grow in developing countries. Our hope is that this combination will enable global capacity utilization to continue to improve.

Terra's improvement, however, can't depend solely on more positive external factors. It is critical that we continually improve upon the things that we can control or influence to make Terra profitable.

First among these are plant utilization rates. We were able to operate our ammonia plants in 2002 at 97% of capacity versus an estimated 90% for the domestic industry. This is due to several factors, including:
     1. Our concentration on plant reliability,
     2. Our focus on planning and selling our output in principal markets and
     3. Increasing sales in new end-use markets.

A second area which we must influence is cost control. We continue to search for and implement measures that enable us to operate more efficiently and cost effectively. Current ongoing initiatives include formalizing best practices on turnaround and maintenance planning and spending,


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reevaluating our key business processes, and implementing a two-year profit improvement program for the U.K. operations.

To highlight the latter, we have made steady progress in our U.K. operations during the five years we have owned them. During that time, we have reduced U.K. employee headcount by more than 25% and increased U.K. plant on-stream factors by 3-5%.

This improvement is far from finished. Our two year profit improvement plan targets an additional reduction in annual fixed cost spending of over $5 million in 2004 and an additional $5-10 million in cost improvements and efficiency savings in 2005.

Additional opportunities to reduce our distribution expenses have been identified and these must be realized in the coming year.

In the next year, we will continue to build on Terra's position as the leader in UAN solutions. UAN has the greatest growth potential of all North American nitrogen fertilizers, and our TerraSol UAN provides us with higher profit margins than other fertilizer products. Terra has a natural advantage over our other UAN producers, as our plant locations put us close to the end user, reducing our transportation costs.

Unfortunately, the market has not rewarded UAN sufficiently for the value it represents to growers. Our marketing campaign to expand the market and improve netback prices for TerraSol UAN is underway. These marketing efforts focus on communicating the product's benefits to dealers and farmers, promoting sound agronomic practices and differentiating TerraSol from other nitrogen solutions. We expect to see solid progress toward achieving these goals this year.

Fixed cost reduction, improved plant efficiencies, reduced freight expenditures, improved value realization from Terra Sol - improvements in these key objectives can lead us to our return to profitability.

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Finally, we will actively continue to search for the right external opportunities to grow Terra's cash flows. This will be an important component of our achievement of a stronger balance sheet and better positioning Terra for the future.

                                     (pause)

I'll close my remarks with some personal notes.

First, I want to extend my appreciation and that of other Terra stakeholders to our retiring directors, Ed Beimfohr, Ed Carson, Burt Joyce, Bill Loomis and John Norton. Collectively, this group has contributed more than 60 years of valued guidance to Terra's board. All of us in management have benefited from their counsel and leadership. They have consistently supported the best interests of the company through good times and bad. Our sincere thanks to all of you.

Secondly, I want to welcome Dod Fraser, who, pending the official vote count, will join Terra's board of directors later this morning. Dod, welcome. We look forward to working with you.

I also want to thank Terra's employees. Each year, there are fewer of us, and our average tenure grows longer. Those that remain are tough, talented, flexible and loyal. I appreciate your sticking with Terra through thick and thin, and look forward to seeing your efforts and sacrifice reap rewards in the future.

Finally, thanks to Terra's shareholders for your continued support. We are fully committed to returning the company to profitability and increasing its value to you.